UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2008

SEQUIAM CORPORATION
(Exact name of registrant as specified in its charter)

California 333-45678 33-0875030
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Sunport Lane, Orlando, Florida	32809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (407) 541-0773

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2008, Sequiam Corporation (the “Company”) entered into that certain Modification Agreement between the Company and Biometrics Investors, LLC (“Biometrics”), which modified that certain Loan Agreement between the Company and Biometrics, dated March 30, 2007 (the “Loan Agreement”).  Pursuant to the Modification Agreement, Biometrics agreed to advance at least $800,000, but not more than $1,500,000, (the “Advances”). The Company continues to acknowledge that its loan payable to Biometrics remains in default and that the default interest rate of 16% continues to apply on all prior advances and the Advances.  The Company may only use the Advances for working capital requirements.  The Company may not use the Advances to expand the business, hire new staff or pay salary increases or bonuses.  The Company also agreed to accept Biometrics’ appointment of Mr. Doug Michels as its consultant to the Company to monitor operations.  Each of the Advances made under this Modification Agreement are subject to a 1% facility fee.

The Company acknowledges that Biometrics had advanced a total of $2,172,630 under the Loan, including $422,180 under the modified terms. The Company further acknowledges that by continuing to make Advances, that Biometrics shall not be precluded from exercising any rights or remedies it has under any of its Loans.  Future Advances shall not constitute a waiver by Biometrics of any event of default or of any such rights or remedies.

SECTION 2 – FINANCIAL INFORMATION

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in response to Item 1.01 of this current report on Form 8-K is hereby incorporated by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

Not Applicable

               (b)           Pro Forma Financial Information.

                    Not Applicable

               (c)           Shell Company Transactions.

Not Applicable

(d)           Exhibits.

                   Number     Description
10.1           Modification Agreement between Sequiam Corporation and Biometrics Investors, LLC, dated March 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION
(Registrant)
Date: March 10, 2008
By: /s/ Mark L. Mroczkowski
Mark L. Mroczkowski
Executive Vice President and Chief Financial Officer